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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

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
                                               For the Year Ended                          For the Year Ended
                                                December 31, 1997                           December 31, 1996

                                     Income           Shares         Per Share     Income         Shares          Per Share
                                   (Numerator)    (Denominator)       Amount     (Numerator)   (Denominator)        Amount
Net (loss) income                  $ (565,898)                                    $ 829,153

Basic EPS                            (565,898)       5,516,527        $ (0.10)      829,153       5,510,385         $ 0.15
                                                                      =======                                       ======

Effect of dilutive securities:
  Dilutive warrants                        -                -                            -          121,150
  Dilutive stock options                   -                -                            -          125,700
                                   ----------        ---------                    ---------       ---------
Diluted EPS                        $ (565,898)       5,516,527        $ (0.10)    $ 829,153       5,757,235         $ 0.14
                                   ==========        =========        =======     =========       =========         ======
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